                             DISTRIBUTION AGREEMENT





                           DATED AS OF APRIL 20, 1998

                                     AMONG

                            SFX BROADCASTING, INC.,

                            SFX ENTERTAINMENT, INC.

                                      AND

                            SBI HOLDING CORPORATION

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                               TABLE OF CONTENTS


                                                                           PAGE

ARTICLE 1

DEFINITIONS..................................................................2

Section 1.1       General....................................................2

ARTICLE 2

REORGANIZATION AND RELATED TRANSACTIONS .....................................4

Section 2.1       The Reorganization.........................................4
Section 2.2       Working Capital Adjustment.................................5
Section 2.3       SFX Approval...............................................8

ARTICLE 3

ASSUMPTION AND RETENTION OF LIABILITIES......................................8

Section 3.1       Assumed Liabilities........................................8
Section 3.2       Retained Liabilities.......................................8
Section 3.3       Construction of Agreements.................................8

ARTICLE 4

THE DISTRIBUTION.............................................................9

Section 4.1       The Distribution...........................................9
Section 4.2       Fractional Shares..........................................9
Section 4.3       SFX Employees.............................................10
Section 4.4       SFX Board Action..........................................10
Section 4.5       Registration and Listing; SEC Filings.....................10
Section 4.6       Third Party Consents......................................11
Section 4.7       Waivers...................................................11
Section 4.8       Termination of Merger Agreement...........................11

ARTICLE 5

SURVIVAL; MUTUAL RELEASE AND INDEMNIFICATION ...............................11

Section 5.1       Survival and Indemnification..............................11
Section 5.2       Mutual Release, Etc.......................................12
Section 5.3       Indemnification...........................................12
Section 5.4       Procedure for Indemnification.............................13

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ARTICLE 6

TAX MATTERS.................................................................14
Section 6.1       Tax Sharing Agreements....................................14
Section 6.2       Employee Benefits Agreement...............................15

ARTICLE 7

CERTAIN ADDITIONAL MATTERS .................................................15

Section 7.1       Conveyancing and Assumption Instruments...................15
Section 7.2       No Representations or Warranties..........................15
Section 7.3       Further Assurances; Subsequent Transfers..................15
Section 7.4       Sales and Transfer Taxes..................................16
Section 7.5       Change of Name............................................16

ARTICLE 8

ACCESS TO INFORMATION AND SERVICES..........................................16

Section 8.1       Provision of Corporate Records............................16
Section 8.2       Access to Information.....................................17
Section 8.3       Retention of Records......................................17
Section 8.4       Confidentiality...........................................17
Section 8.5       Privileged Matters........................................17

ARTICLE 9

INSURANCE...................................................................18

Section 9.1       General...................................................18
Section 9.2       Certain Insured Claims....................................18

ARTICLE 10

CONDITIONS..................................................................19
Section 10.1      Conditions................................................19

ARTICLE 11

MEDIATION...................................................................19

Section 11.1      Mediation and Binding Arbitration.........................19
Section 11.2      Initiation................................................19
Section 11.3      Submission to Mediation...................................20
Section 11.4      Selection of Mediator.....................................20
Section 11.5      Mediation.................................................20
Section 11.6      Selection of Arbitrator...................................20
Section 11.7      Cost of Arbitration.......................................20

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ARTICLE 12

MISCELLANEOUS...............................................................20

Section 12.1      Complete Agreement.........................................20
Section 12.2      Governing Law..............................................20
Section 12.3      Notices....................................................20
Section 12.4      Amendment and Modification.................................21
Section 12.5      Termination................................................22
Section 12.6      Successor and Assigns......................................22
Section 12.7      No Third Party Beneficiaries...............................22
Section 12.8      Counterparts...............................................22
Section 12.9      Interpretation.............................................22
Section 12.10     Annexes, Etc...............................................22
Section 12.11     Legal Enforceability.......................................22

Annex I           ASSUMED LIABILITIES.......................................I-1
Annex II          TRANSFERRED ASSETS.......................................II-1

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                             DISTRIBUTION AGREEMENT


         DISTRIBUTION AGREEMENT, dated as of April 20, 1998, by and among SFX Broadcasting, Inc., a Delaware corporation ("SFX"), SFX Entertainment, Inc., a Delaware corporation and a wholly-owned subsidiary of SFX ("Entertainment"), and, with respect to Section 12.4 only, SBI Holding Corporation, a Delaware corporation ("Parent"). Capitalized terms used and not defined herein have the respective meanings ascribed them in the Merger Agreement. Unless the context requires otherwise, "SFX" refers to SFX Broadcasting, Inc. and its subsidiaries (other than Entertainment and its subsidiaries) and "Entertainment" refers to SFX Entertainment, Inc. and its subsidiaries.

         WHEREAS, SFX has entered into that Agreement and Plan of Merger dated as of August 24, 1997, as subsequently amended, among Parent, SBI Radio Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and SFX pursuant to which SFX will become a wholly-owned subsidiary of Parent (the "Merger Agreement");

         WHEREAS, Entertainment has, among other endeavors, been engaged in the business of venue ownership, operation and management and the booking, promotion and/or production of entertainment events, including, without limitation, related merchandising, concession management and Internet-based marketing through its wholly owned subsidiary SFX Concerts, Inc., formerly known as Delsener/Slater Enterprises, Inc., and its Subsidiaries and Affiliates (the "Transferred Businesses"), which Transferred Businesses are principally outside the scope of SFX's core radio broadcasting business;

         WHEREAS, the Board of Directors of SFX has determined that the interests of SFX's stockholders would be best served by restructuring the ownership of the Transferred Businesses and ownership of the core radio broadcasting business prior to the Merger as contemplated by Section 5.07 of the Merger Agreement;

         WHEREAS, SFX wishes to transfer and assign to Entertainment all of the Transferred Assets as specified in this Agreement in exchange for the assumption by Entertainment of the Assumed Liabilities as specified in this Agreement;

         WHEREAS, Entertainment is willing to assume such Assumed Liabilities;

         WHEREAS, SFX intends to distribute all of the outstanding shares of the Class A Common Stock, par value $.01 per share, of Entertainment (the "Entertainment Class A Common Stock") and the Class B Common Stock of Entertainment, par value $.01 per share (the "Entertainment Class B Common Stock" and, together with the Entertainment Class A Common Stock, the "Entertainment Common Stock"), owned by SFX to the holders of (i) the common stock of SFX (the "SFX Common Stock"), (ii) the 6 1/2% Series D Cumulative Convertible Exchangeable Preferred Stock due May 31, 2007 of SFX (the "Series D Preferred Stock"), (iii) interests in the SFX Director Deferred Stock Ownership Plan dated as of January 1, 1997 (the "SFX Director Deferred Stock Ownership Plan") and (iv) certain warrants of SFX, with the holders of the Class A Common Stock, par value $.01 per share, of SFX (the "SFX Class A Common Stock"), the Series D Preferred Stock, interests in the SFX Director Deferred Stock Ownership Plan and certain warrants of SFX receiving Entertainment Class A Common Stock and the holders of the Class B Common Stock, par value $.01 per share, of SFX (the "SFX Class B Common Stock") receiving Entertainment Class B Common Stock (such distribution hereinafter referred to as the "Distribution") on the Distribution Date (as hereinafter defined);

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         WHEREAS, SFX and Entertainment have determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Distribution and to set forth other agreements that will govern certain other matters in connection with the Distribution; and

         WHEREAS, Parent has joined as a signatory and a party to this Agreement in order to preserve and protect its rights under the Merger Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and intending to be legally bound hereby, SFX and Entertainment hereby agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

         SECTION 1.1 General. As used in this Agreement, capitalized terms defined immediately after their use shall have the respective meanings thereby provided and the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         Action: any action, claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal.

         Affiliate: with respect to any specified person, a person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person; provided, however, that SFX and Entertainment shall not be deemed to be Affiliates of each other for purposes of this Agreement.

         Agent: ChaseMellon Shareholder Services, LLC, the distribution agent appointed by SFX to distribute shares of Entertainment Common Stock pursuant to the Distribution.

         Assumed Liabilities: collectively, all of the Liabilities and other obligations of SFX listed on Annex I hereto.

         Books and Records: the books and records of SFX (or true and complete copies thereof), including all computerized books and records owned by SFX, that relate principally to the Transferred Businesses and are necessary for Entertainment to operate the Transferred Businesses, including, without limitation, all such books and records relating to Employees and the Transferred Assets, the purchase of materials, supplies and services, the sale of products by the Transferred Businesses or dealings with customers of the Transferred Businesses and all litigation files relating to any Action being assumed by Entertainment as part of the Assumed Liabilities.

         Code:  the Internal Revenue Code of 1986, as amended.

         Consent Solicitation Documents: collectively, the Consent Solicitation Statements mailed to the holders of SFX's 12 5/8% Cumulative Exchangeable Series E Preferred Stock and 10 3/4% Senior Subordinated Notes due 2006 on January 7, 1998 and the Information Statement related thereto, as

                                       2

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supplemented or amended.

         Conveyancing and Assumption Instruments: collectively, the various agreements, instruments and other documents to be entered into in order to effect the transfer to Entertainment of Transferred Assets, and the assumption by Entertainment of the Assumed Liabilities in the manner contemplated by this Agreement, each of which shall be in a form reasonably satisfactory to Parent.

         Distribution Date: April 27, 1998 or if the Distribution shall not have been effected on such date, any other date as of which the Distribution shall be effected, as determined by the SFX Board of Directors, which, in any event, shall be a date on or prior to the Closing Date.

         Distribution Employees: the employees of SFX listed or referred to on
Section 5.07(h) of the Company Disclosure Schedule to the Merger Agreement.

         Employee: any Distribution Employee and any employee shown on the records of SFX as being employed by SFX and assigned to the Transferred Businesses as of the Distribution Date, including any laid-off Employee or any Employee on leave of absence.

         Exchange Act:  the Securities Exchange Act of 1934, as amended.

         Form 8-A: the registration statement on Form 8-A filed by Entertainment with the SEC to effect the registration of the Entertainment Class A Common Stock pursuant to the Exchange Act.

         Guarantees: the guarantees provided by SFX in connection with the following agreements: (i) Agreement and Plan of Merger and Asset Purchase Agreement, dated as of December 10, 1997 by and among SFX Entertainment, Inc., Contemporary Investments Corporation, Contemporary Investments of Kansas, Inc., Contemporary International Productions Corporation, Steven F. Schanman Living Trust, Irving P. Zuckerman Living Trust, Steven F. Schankman and Irving P. Zuckerman, (ii) Stock and Asset Purchase Agreement, dated December 2, 1997, by and among SFX Network Group, L.L.C. and SFX Entertainment, Inc., and Elias N. Bird, individually and as Trustee under the Bird Family Trust, Gary F. Bird, individually and as Trustee under the Gary F. Bird Corporation Trust, Stephen
R. Smith, individually and as Trustee under the Smith Family Trust, June E. Brody, Steven A. Saslow, and The Network 40, Inc. and (iii) Stock Purchase Agreement, dated as of December 12, 1997 by and among Pace Entertainment Corporation and SFX Entertainment, Inc.

         Indemnifiable Losses: with respect to any claim by an Indemnitee for indemnification authorized pursuant to this Agreement, all losses, Liabilities, claims, damages, obligations, payments, costs and expenses (including, without limitation, the costs and expenses of any and all Actions, demands, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys' fees and expenses in connection therewith) suffered by such Indemnitee with respect to such claim.

         Indemnifying Party: any party who is required to indemnify any other person pursuant to this Agreement.

         Indemnitee: any party who is entitled to receive indemnification from an Indemnifying Party pursuant to this Agreement.

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         Indemnity Payment: the amount an Indemnifying Party is required to pay an Indemnitee pursuant to this Agreement.

         Insurance Program: collectively, the series of property and casualty policies pursuant to which various insurance carriers provide insurance coverage to SFX (including Entertainment and its subsidiaries) in respect of claims or occurrences relating to, without limitation, property damage, business interruption, transit, fire, extended coverage, fiduciary, fidelity, environmental impairment, employee crime, general liability, products' liability, automobile liability and employer's liability. The term Insurance Program shall not include any SFX Welfare Plan (as such term is defined in the Employee Benefits Agreement).

         Liabilities: any and all debts, liabilities and obligations, whether or not accrued, contingent, known or unknown, or reflected on a balance sheet, including, without limitation, those arising under any law, rule, regulation, Action, order or consent decree of any governmental entity or any judgment of any court of any kind or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

         Record Date: April 20, 1998 or if the Distribution is not effected on April 27, 1998, such other date as determined by the Board of Directors of SFX as the record date for the Distribution.

         Registration Statement: the registration statement on Form S-1 (Reg. No. 333-43287) filed by Entertainment with the SEC on December 24, 1997, as amended, to effect the registration pursuant to the Securities Act of 1933, as amended, of the issuance in the Distribution of Entertainment Class A Common Stock and Class B Common Stock.

         Related Agreements: the Tax Sharing Agreement and the Employee Benefits Agreement.

         Retained Liabilities: all Liabilities and obligations of SFX other than the Assumed Liabilities.

         SEC: the Securities and Exchange Commission.

         Transaction Documents: collectively, the Merger Agreement and the related documents entered into on August 24, 1997, as amended.

         Transferred Assets: collectively, all of the assets and properties of SFX identified on Annex II hereto.

                                   ARTICLE 2

                    REORGANIZATION AND RELATED TRANSACTIONS

         SECTION 2.1 The Reorganization. Subject to the terms and conditions of this Agreement, SFX and Entertainment shall use their respective best efforts to cause, prior to the Distribution Date, all of SFX's right, title and interest in and to the Transferred Assets to be conveyed, assigned, transferred and delivered to Entertainment, free and clear of all liens or encumbrances in favor of SFX or its subsidiaries, and all of SFX's duties, obligations and responsibilities under the Assumed Liabilities to be assumed by Entertainment (the "Asset and Liability Transfer"). Such transfer and assumption shall be effected by means of the Conveyancing and Assumption Instruments, which shall be executed and delivered by each of SFX and

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Entertainment prior to the Distribution Date. Subject to Section 7.3 hereof, to the extent that any such conveyances, assignments, transfers and deliveries shall not have been so consummated on the Distribution Date, SFX and Entertainment shall cooperate to effect such consummation as promptly thereafter as shall be practicable, it nonetheless being understood and agreed by SFX and Entertainment that neither shall be liable in any manner to any person who is not a party to this Agreement for any failure of any of the transfers contemplated by this Article II to be consummated on or subsequent to the Distribution Date. Whether or not all of the Transferred Assets or the Assumed Liabilities shall have been legally transferred to, or assumed by, Entertainment as of the Distribution Date, SFX and Entertainment agree that, as of the Distribution Date, Entertainment shall have, and shall be deemed to have acquired, complete and sole beneficial ownership over all of the Transferred Assets, together with all of SFX's and its subsidiaries' rights, powers and privileges incident thereto, and shall be deemed to have assumed all of the Assumed Liabilities and all of SFX's and its subsidiaries' duties, obligations and responsibilities incident thereto in accordance with the terms of this Agreement.

         SECTION 2.2 Working Capital Adjustment.

         (a) In the event that the Distribution occurs prior to the Closing Date, then on the Distribution Date, the management of SFX shall make an allocation of working capital between Entertainment and SFX, consistent with the proper operation of SFX in its usual, regular and ordinary course and, immediately after the effective time of the Distribution, SFX shall deliver to Entertainment, in immediately available funds by wire transfer to such bank account as Entertainment shall specify, any positive amount allocated to Entertainment.

         (b) Not less than five business days prior to the Closing Date, SFX shall deliver to Entertainment a good faith estimate of Working Capital (as defined in Section 2.3(d)) as of the Closing Date (the "Estimated Working Capital"), accompanied by a certificate by the Chief Executive Officer and Chief Financial Officer of SFX certifying that the Estimated Working Capital has been calculated in accordance with the Merger Agreement and this Agreement. If the Estimated Working Capital is a positive number, then at the Closing SFX shall deliver to Entertainment, in immediately available funds by wire transfer to such bank account as Entertainment shall specify, an amount of cash equal to the Estimated Working Capital. If the Estimated Working Capital is a negative number, then at the Closing Entertainment shall deliver to SFX, in immediately available funds by wire transfer to such bank account as SFX shall specify, an amount of cash equal to the Estimated Working Capital.

         (c)(i) As soon as practicable after the Closing Date, SFX will prepare a statement of Working Capital as of the Closing Date, which will be audited by Ernst & Young LLP (the "SFX's Working Capital Statement") at the expense of SFX. SFX will deliver SFX's Working Capital Statement to Entertainment as soon as practicable and in any event within ninety days after the Closing Date. If within fifteen days following delivery of SFX's Working Capital Statement to Entertainment, Entertainment has not given SFX notice of its objection to SFX's Working Capital Statement (such notice must contain a statement of the basis of such objection), then the Working Capital reflected on SFX's Working Capital Statement shall be deemed final and conclusive and shall be the "Final Working Capital." If Entertainment gives such notice of objection within the fifteen day period, then the issues in dispute will be submitted to a "big six" accounting firm (other than Ernst & Young LLP) to be selected jointly by Entertainment and Parent within the following fifteen days or, if they fail to agree, such accounting firm shall be Arthur Andersen (Chicago office) (it being understood that the Chicago office of Arthur Andersen was chosen because of representations made that neither Parent and its Affiliates, SFX and its Affiliates nor

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Entertainment and its Affiliates have a material relationship with such office, and if any of such parties prior to the calculation of the Final Working
Capital develops a material relationship with such office, the party having such a relationship shall promptly notify the other party of such relationship and the parties shall select another office of Arthur Andersen or another "big six" accounting firm with which none of such parties has a material relationship to serve as the accountants) (the "Accountants"), for resolution, and the Accountants shall determine the "Final Working Capital" within thirty days after the dispute is submitted to them. If issues in dispute are submitted to the Accountants for resolution, (A) each party will furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party or its Subsidiaries (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (B) the determination by the Accountants of Final Working Capital, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties; and (C) Entertainment and SFX will each bear one-half of the fees and expenses of the Accountants for such determination.
SFX shall make its employees and books and records available to Entertainment for purposes of verifying Final Working Capital and shall cause Ernst & Young LLP to make its work papers used in determining Final Working Capital available to Entertainment.

         (ii) On the third business day following the determination of the Final Working Capital (the "Payment Date"), (A) if the Working Capital Adjustment Amount (as defined below) is a positive number, then SFX will pay such amount to Entertainment in immediately available funds by wire transfer to such bank account as Entertainment shall specify and (B) if the Working Capital Adjustment Amount is a negative number, then Entertainment will pay such amount to SFX in immediately available funds by wire transfer to a bank account specified by SFX. Notwithstanding the foregoing, if Entertainment has notified SFX in writing prior to the Payment Date that it wishes to have all or any portion of the Final Working Capital (such amount, the "Consideration Adjustment") treated as an adjustment to the Class A Common Stock Merger Consideration and the Class B Common Stock Merger Consideration, the Class A Common Stock Merger Consideration and the Class B Common Stock Merger Consideration shall be increased by an amount equal to the quotient of the Consideration Adjustment divided by the fully diluted number of shares of SFX Common Stock outstanding immediately prior to the Effective Time, and SFX shall
(X) promptly distribute the appropriate amount to the appropriate holders, immediately prior to the Effective Time, of SFX Common Stock and Series D Preferred Stock, (Y) promptly distribute upon exercise the appropriate amount to holders of Options, Warrants and Unit Purchase Options unexercised immediately prior to the Effective Time, and (Z) promptly distribute the appropriate amount to holders of Options, Warrants, and Unit Purchase Options who exercised such securities on and after the Effective Time and prior to the Payment Date; provided that as a condition precedent to SFX's obligations under this sentence, Entertainment shall have paid to SFX in immediately available funds by wire transfer to an account specified by SFX the difference, if any, between the Consideration Adjustment and the Working Capital Adjustment Amount so that the aggregate net amount to be paid or received by SFX, as the case may be, pursuant to this sentence is equal to the amount that would have been paid or received, as the case may be, pursuant to the first sentence of this paragraph had the Consideration Adjustment not been made.

         (d) The term "Working Capital" shall mean, as of the point in time immediately prior to the Effective Time, the sum of all current assets of SFX and its consolidated Subsidiaries minus the sum of all current liabilities of SFX and its consolidated Subsidiaries, each as determined in accordance with GAAP applied on a basis consistent with the balance sheet of SFX as of June 30, 1997 included in Company SEC Documents (as defined in the Merger Agreement) (provided that no liabilities or reserves reflected on

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such balance sheet shall be reduced or eliminated except by reason of a payment or credit occurring in the ordinary course of business and consistent with past practices).

         Notwithstanding the foregoing, Working Capital shall, without duplication either in this computation or as between this computation and the computation of Excess Debt, (i) be increased by the lesser of (A) 50% of all fees and expenses incurred by SFX in connection with acquiring consents from holders of the Series E Preferred Stock and the 2006 Notes in connection with the transactions contemplated by the Merger Agreement and (B) $1,000,000, (ii) be increased by, if a positive number, or decreased by, if a negative number, the product of (A) the Class A Common Stock Merger Consideration and (B) the difference between 15,589,083 less the sum of the fully diluted number of shares of SFX Common Stock outstanding immediately prior to the Effective Time (excluding the Meadows Shares (as defined below)) (calculated in a manner consistent with Section 3.01(c)(i) of the Company Disclosure Schedule, such calculation to include, without limitation, derivative securities that will become issuable upon consummation of the transactions contemplated by the Merger Agreement), (iii) be reduced by the difference between $84,554,649 less the sum of (A) the aggregate exercise price of all Options, Warrants and Unit Purchase Options outstanding immediately prior to the Effective Time plus (B) the aggregate exercise price of all Unit Purchase Option Warrants underlying Unit Purchase Options outstanding immediately prior to the Effective Time plus
(C) the aggregate base price of all SARs outstanding immediately prior to the Effective Time, (iv) be reduced by the product of (A) $42 and (B) the aggregate number of shares of SFX Common Stock subject to a right of repurchase in favor of SFX (the "Meadows Shares") granted pursuant to that certain Agreement of Merger dated February 12, 1997 among SFX, Nederlander of Connecticut, Inc. and the other parties thereto outstanding immediately prior to the Effective Time,
(v) be increased by all capital expenditures paid by SFX and its Subsidiaries after June 30, 1997 and immediately prior to the Effective Time permitted by
Section 4.01(a)(viii) of the Merger Agreement, (vi) be decreased by all accrued capital expenditures of SFX as of immediately prior to the Effective Time (to the extent not reflected in current liabilities), (vii) be increased by dividends that have been accrued immediately prior to the Effective Date whose regularly scheduled payment date has not then yet occurred, (viii) except as required by clause (xi) below, exclude any liabilities attributable to Indebtedness, (ix) exclude any liabilities included in clauses (i) through (v) of the following sentence, (x) be decreased by unpaid costs, fees and expenses of SFX arising out of, based upon or that will arise from the transactions contemplated by the Merger Agreement (other than as a result of actions taken by Sub) (including, without limitation, amounts related to the termination of any employees, broker fees, legal, accounting and advisory fees and fees incurred in connection with third party consents, waivers and amendments of creditors or holders of Preferred Stock), (xi) be reduced by the amount of the Excess Debt, if a positive number, or be increased by the amount of the Excess Debt, if a negative number, (xii) be reduced by the amount of the Series E Premium (as defined below), and (xiii) be reduced by the difference between (A) the aggregate amount to be paid by SFX pursuant to the Memorandum of Understanding dated March 17, 1998, relating to the shareholder litigation in connection with the Merger and (B) any amounts to be paid by SFX's director and officer insurance policy.

         The term "Series E Premium" shall mean the difference between (i) the Average Trading Price times 142,032 and (ii) 14,203,200. The term "Average Trading Price" shall mean the highest of the following averages: (i) the average of the last sales price of the Series E Preferred Stock during the 15 consecutive business days ending on the Closing Date, or (ii) the average of the last sales price of the Series E Preferred Stock during the 15 consecutive business days immediately preceding February 9, 1998.

         (e) The term "Excess Debt" shall mean, as of immediately prior to the Effective Time, the difference between the sum of the following and $899,700,000: (i) the difference between (A)

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Indebtedness of SFX and its consolidated Subsidiaries less (B) the difference between $70,000,000 and any amounts (other than the reimbursement of expenses) actually received by SFX and its consolidated subsidiaries after August 24, 1997 under agreements relating to the sale or LMA (such LMA payments not to exceed $30,000 per month) of its WVGO-FM and the sale or LMA of its Jackson/Biloxi radio stations, less (C) any Indebtedness incurred to finance acquisitions approved by Parent of stock of or substantially all of the assets of radio stations, less (D) interest accrued as of immediately prior to the Effective Time that is not then due and payable, (ii) the Series B Merger Consideration, (iii) the Series C Merger Consideration, (iv) the liquidation preference amount of the Series E Preferred Stock, and (v) Environmental Costs or Liabilities accrued and not paid after June 30, 1997 to the extent they exceed $100,000 in the aggregate. "Working Capital Adjustment Amount" shall mean an amount equal to the Final Working Capital, less the Estimated Working Capital, together with interest on the absolute value of the difference at 10% per annum beginning on the Closing Date and ending on the date of payment of the Working Capital Adjustment Amount as provided in Section 2.02(c)(ii) hereof.

         Notwithstanding the foregoing, Working Capital shall not include any asset transferred to Entertainment or any of its Subsidiaries, any Liability assumed by Entertainment, or any Liability to which none of SFX or any of its Subsidiaries is a party immediately after the Effective Time and any such computation shall assume that the Distribution has been consummated.

         (f) All amounts loaned to Entertainment by SFX to (i) acquire (whether by merger, stock or asset acquisition or otherwise) additional businesses engaged in the business in which Entertainment is engaged or (ii) make capital improvements on assets owned or leased by Entertainment, shall be paid by Entertainment to SFX by wire transfer of immediately available funds to a bank account specified by SFX on the Distribution Date and shall not be considered for purposes of computing Working Capital under clause (b) of this Section 2.3.

         (g) If the Merger Agreement is terminated for any reason in accordance with its terms, then the working capital shall be allocated in accordance with
Section 2.3(a) above, and no further adjustments to working capital shall be made.

         SECTION 2.3 SFX Approval. Prior to the Distribution Date, SFX shall cooperate with Entertainment in effecting, and if so requested by Entertainment, SFX shall, as the sole stockholder of Entertainment, ratify any actions which are reasonably necessary or desirable to be taken by Entertainment to effectuate the transactions contemplated by this Agreement in a manner consistent with the terms of this Agreement, including, without limitation, the following: (a) the election or appointment of directors and officers of Entertainment to serve in such capacities following the Distribution Date, and (b) the preparation and implementation of appropriate plans, agreements and arrangements for Employees (including, without limitation, plans, agreements or arrangements pursuant to which Entertainment Common Stock would be acquired by Employees).

                                   ARTICLE 3

                    ASSUMPTION AND RETENTION OF LIABILITIES

         SECTION 3.1 Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement and in addition to any other Liabilities otherwise expressly assumed by Entertainment pursuant to this Agreement, the Related Agreements or any other agreement contemplated by this Agreement,

Entertainment assumes all Assumed Liabilities and agrees with SFX to pay, perform and discharge in due course any and all Assumed Liabilities. SFX shall use its commercially reasonable efforts to cause Entertainment and its Subsidiaries to be released from all debt and accrued liabilities other than the Assumed Liabilities, prior to the Effective Time.

         SECTION 3.2 Retained Liabilities. Upon the terms and subject to the conditions set forth in this Agreement and in addition to any other Liabilities otherwise expressly retained by SFX pursuant to this Agreement, the Related Agreements or any other agreement contemplated by this Agreement, SFX hereby agrees with Entertainment that SFX shall pay, perform and discharge in due course any and all Retained Liabilities.

         SECTION 3.3 Construction of Agreements. Notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent there shall be a conflict between the provisions of this Agreement and the Related Agreements (or any Conveyancing and Assumption Instrument or other instrument of assumption entered into pursuant to this Agreement) and (a) the provisions of the Merger Agreement, then (i) prior to the Effective Time, the provisions of the Merger Agreement shall control and (ii) subsequent to the Effective Time, the provisions of this Agreement and the Related Agreements (or any Conveyancing and Assumption Instrument or other instrument of assumption entered into pursuant to this Agreement) shall control and (b) the provisions of any other agreement entered into by SFX or Entertainment, then the provisions of this Agreement and the Related Agreements (and any Conveyancing and Assumption Instrument or other instrument of assumption entered into pursuant to this Agreement) shall control. In the event and to the extent there shall be a conflict between the provisions of this Agreement and the provisions of the Related Agreements, then the provisions of the Related Agreements shall control.

                                   ARTICLE 4

                                THE DISTRIBUTION

         SECTION 4.1 The Distribution.

         (a) On or prior to the Distribution Date, SFX shall deliver to the Agent for the benefit of holders of record of SFX Common Stock, Series D Preferred Stock and interests in the SFX Director Deferred Stock Ownership Plan on the Record Date, (i) certificates representing, in the aggregate, the number of shares of Entertainment Class A Common Stock equal to the sum of (A) the number of shares of SFX Class A Common Stock outstanding on the Record Date,
(B) the aggregate number of shares of SFX Class A Common Stock credited pursuant to the SFX Director Deferred Stock Ownership Plan and (C) the product of the number of shares of Series D Preferred Stock outstanding on the Record Date multiplied by the Conversion Rate (as defined in the certificate of designations governing the Series D Preferred Stock) and (ii) certificates representing, in the aggregate, the number of shares of Entertainment Class B Common Stock equal to the number of shares of SFX Class B Common Stock outstanding on the Record Date. SFX shall instruct the Agent to distribute as promptly as practicable following the Distribution Date to holders of the SFX Common Stock, Series D Preferred Stock and interests in the SFX Director Deferred Stock Ownership Plan on the Record Date (i) one share of Entertainment Class A Common Stock for every one share of SFX Class A Common Stock, (ii) one share of Entertainment Class A Common Stock for every one share of SFX Class A Common Stock credited pursuant to the SFX Director Deferred Stock Ownership Plan, (iii) the number of shares of Entertainment Class A Common Stock (rounded down to the next whole share for each holder) equal to the Conversion Rate (as defined in the Certificate of Designations governing the

Series D Preferred Stock) for every one share of Series D Preferred Stock and
(iv) one share of Entertainment Class B Common Stock for every one share of SFX Class B Common Stock. Simultaneously with the Distribution, SFX shall place that number of shares of the Entertainment Class A Common in an escrow account with an escrow agent selected by SFX and governed by an escrow agreement reasonably acceptable to SFX and Parent for delivery to the holders of the IPO Warrants, and SCMC Warrants upon exercise of such warrants that equals the number of shares of Entertainment Class A Common Stock that the holders of such warrants would have been entitled to receive if they had exercised all of their IPO Warrants, and SCMC Warrants immediately prior to the Record Date. SFX and Entertainment agree to provide to the Agent sufficient certificates in such denominations as the Agent may request in order to effect the Distribution. All of the shares of Entertainment Common Stock issued in the Distribution shall be fully paid, nonassessable and free of preemptive rights.

         (b) The Distribution shall be deemed to be effective on the Distribution Date.

         SECTION 4.2 Fractional Shares. No certificate or scrip representing fractional shares of Entertainment Common Stock shall be issued as part of the Distribution and in lieu of receiving fractional shares, each holder of a warrant who would otherwise be entitled to receive a fractional share of Entertainment Common Stock upon exercise of such warrant, after aggregating all shares of Entertainment Common Stock which such holder would be entitled to receive under Section 4.1, will receive cash for such fractional share. SFX and Entertainment agree that Entertainment shall instruct the Agent to determine the number of whole shares and fractional shares of Entertainment Common Stock allocable to each holder of record of such warrant as of the date of exercise, to aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in the open market at the then prevailing prices on behalf of holders who otherwise would be entitled to receive fractional shares interests and to distribute to each such holder such holder's ratable share of the total proceeds of such sale promptly after the date of exercise. SFX shall bear the costs of commissions incurred in connection with such sale.

         SECTION 4.3 SFX Employees. If the Distribution occurs prior to the Closing Date, the Distribution Employees shall continue to be employed by SFX (at SFX's expense), but shall devote such time as deemed reasonably necessary to, consistent with their obligations to SFX, support the conduct of the Entertainment Business by Entertainment on a basis consistent with the time and scope of services that such employees devoted and provided to the Entertainment Business prior to the Distribution. Effective immediately prior to the Effective Time, Entertainment shall assume all obligations arising under any employment agreement or arrangement (written or oral) between SFX or any of its Subsidiaries and the Distribution Employees other than the rights, if any, of the Distribution Employees to receive the options upon termination following a change of control as defined in their respective employment agreements (the "Termination Options") immediately prior to the Effective Time (with such Termination Options being deemed granted as of such time) and all existing rights to indemnification. SFX and its Subsidiaries, effective as of the Effective Time (or effective as of the Distribution Date as to any member of the Distribution Employees that devotes substantially all of his or her business time to the Entertainment Business), shall be indemnified by Entertainment in accordance with Article 5 hereof from all obligations arising under such employment agreements or arrangements (except in respect of the Termination Options and all existing rights to indemnification). Neither party shall, directly or indirectly, solicit the employment of any employees of the other party or its subsidiaries (other than as a result of a general solicitation for employment); provided, however, that Entertainment may solicit and contract for the employment effective no earlier than the Effective Time of the Merger, of Distribution Employees.

         SECTION 4.4 SFX Board Action. The Board of Directors of SFX, in its discretion, shall establish the Record Date and the Distribution Date and all appropriate procedures in connection with the Distribution, subject to the satisfaction or waiver of the conditions contained in Article 10.

         SECTION 4.5 Registration and Listing; SEC Filings.

         (a) Prior to the Distribution Date:

         (i) SFX and Entertainment shall register the Distribution under applicable federal and state securities laws if such registration is either required under applicable law or would otherwise be required to cause the securities issued in connection with the Distribution to be freely transferable by Persons not Affiliates of Entertainment. SFX and Entertainment shall use reasonable efforts to cause the Registration Statement to become effective under the Securities Act as promptly as reasonably practicable. In connection with such registration, Entertainment shall file a Form 8-A, if necessary, with the SEC.

         (ii) The parties hereto shall use reasonable efforts to take all such action as may be necessary or appropriate under state securities and blue sky laws in connection with the transactions contemplated by this Agreement.

         (iii) Entertainment shall prepare, file and seek to make effective, subject to official notice of issuance, an application for the listing of the Entertainment Class A Common Stock on a national exchange, or for the inclusion of quotations for the Entertainment Class A Common Stock on the Nasdaq Stock Market.

         (iv) The parties hereto shall cooperate in preparing, filing with the SEC and causing to become effective any registration statements or amendments thereto which are necessary or appropriate in order to effect the transactions contemplated hereby.

         (b) Entertainment hereby represents and warrants to SFX that each of the Registration Statement and the Consent Solicitation Documents and each amendment or supplement thereto did not, at the time it became effective or was mailed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement or material omission was made by Entertainment in reliance upon and in conformity with written information furnished by Parent, its representatives or affiliates to Entertainment specifically for use in such filing.

         SECTION 4.6 Third Party Consents. SFX shall obtain all necessary third party consents to the Distribution except where the failure to obtain such consents, in the aggregate, would not (a) have a Material Adverse Effect on SFX, (b) impair the ability of SFX to perform its obligations under the Transaction Documents in any material respect or (c) delay in any material respect or prevent the consummation of any of the transactions contemplated by the Transaction Documents. The Distribution shall be effected in compliance with SFX's certificate of incorporation and by-laws and in material compliance with all applicable laws and shall be subject to obtaining all applicable consents of Governmental Entities.

         SECTION 4.7 Waivers. Prior to the Distribution Date, SFX and Entertainment shall obtain from

Ron Delsener and Mitch Slater a release or waiver of any rights that either of them may have to purchase or acquire all or part of the Delsener/Slater Group.

         SECTION 4.8 Termination of Merger Agreement. If the Merger Agreement is terminated for any reason in accordance with its terms, the Boards of Directors of SFX and Entertainment shall appoint committees (the "Independent Committees") composed solely of independent directors (none of whom shall serve on both Boards of Directors) and shall authorize the Independent Committees to negotiate with each other in good faith with respect to (a) the Distribution Employees, (b) a lease arrangement for the office space of Entertainment utilized by SFX and (c) any other matters which the Boards deem necessary to effectuate the separation of the respective affairs of SFX and Entertainment.

                                   ARTICLE 5

                  SURVIVAL; MUTUAL RELEASE AND INDEMNIFICATION

         SECTION 5.1 Survival and Indemnification.

         (a) Except as specifically provided herein to the contrary, all covenants and agreements of the parties contained in this Agreement shall survive the Distribution Date.

         (b) Except as specifically provided herein, the indemnification provisions of this Article 5 shall terminate and be of no further force and effect on the sixth (6th) anniversary of the Distribution Date; provided, however, that such provisions shall survive thereafter as to any claims for indemnification asserted prior to the sixth (6th) anniversary of the Distribution Date. Such termination shall in no way limit the obligations of Entertainment with respect to the Assumed Liabilities or the obligations of SFX with respect to the Retained Liabilities and related indemnification rights under this Agreement, which shall survive indefinitely.

         (c) The obligations of Entertainment and SFX under this Article 5 shall survive the sale or other transfer by either of them of any assets or businesses or the assignment by either of them of any Liabilities. To the extent that SFX assigns any of its Retained Liabilities (except for such amounts of Retained Liabilities which are not material individually or in the aggregate), SFX shall cause such transferee of such Retained Liabilities to assume specifically its obligations with respect thereto under this Agreement and to fulfill its obligations related to such Retained Liabilities. To the extent Entertainment transfers to another party other than a Subsidiary of Entertainment any of the Assumed Liabilities (except for such amounts of Assumed Liabilities which are not material individually or in the aggregate), Entertainment shall cause the transferee of such Assumed Liabilities to assume specifically its obligations with respect thereto under this Agreement and to fulfill its obligations related to such Assumed Liabilities. In the event the transferee of the Retained Liabilities or Assumed Liabilities does not fulfill its obligations with respect thereto, SFX and Entertainment, respectively, shall fulfill their obligations with respect thereto.

         SECTION 5.2 Mutual Release, Etc.

         (a) Effective on the Distribution Date, and except for Claims arising from or attributable to the transactions contemplated by the Transaction Documents, this Agreement, the Related Agreements or Claims otherwise asserted prior to the Effective Time, SFX does hereby, for itself and its Subsidiaries (other than the Delsener/Slater Group), and anyone claiming through SFX or its Subsidiaries, remise, release and forever discharge the Delsener/Slater Group, their respective Affiliates (other than SFX and its Subsidiaries), successors and assigns, the Executive Group (as defined in the Merger Agreement), and all Persons who at any time prior to the Distribution Date have been shareholders, directors or agents or employees of any member of the Delsener/Slater Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Claims whatsoever, whether in law or in equity (including any right of contribution), whether arising under any contract or arrangement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date.

         (b) Effective on the Distribution Date, and except for Claims arising from or attributable to the transactions contemplated by the Transaction Documents, this Agreement, the Related Agreements or Claims otherwise asserted prior to the Effective Time, Entertainment does hereby, for itself and its Subsidiaries, and anyone claiming through Entertainment or its Subsidiaries, remise, release and forever discharge SFX, their respective Affiliates (other than the Delsener/Slater Group), successors and assigns and all Persons who at any time prior to the Distribution Date have been shareholders, directors or agents or employees of any member of the SFX and its Subsidiaries (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Claims whatsoever, whether in law or in equity (including any right of contribution), whether arising under any contract or arrangement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date.

         SECTION 5.3 Indemnification.

         (a) SFX shall indemnify, defend and hold harmless the Delsener/Slater Group from and against any and all Indemnifiable Losses (other than income tax liabilities) to which the Delsener/Slater Group may be or become subject that
(i) relate to the Retained Liabilities, assets, business, operations, debts or Liabilities of SFX or its Subsidiaries (other than the Delsener/Slater Group) whether arising prior to, concurrent with or after the Distribution or (ii) result from a breach by SFX or its Subsidiaries (other than the Delsener/Slater Group) of any representation, warranty or covenant contained in this Agreement or any Related Agreement. The rights of the directors, officers and employees of the Delsener/Slater Group to seek indemnity from SFX shall continue to be governed by the Merger Agreement or any other existing agreement addressing such matter.

         (b) Entertainment shall indemnify, defend and hold harmless SFX and its Subsidiaries (other than the Delsener/Slater Group) from and against any and all Indemnifiable Losses (other than income tax liabilities) to which SFX or any of its Subsidiaries (other than the Delsener/Slater Group) may be or become subject that (i) relate to the Transferred Businesses, Transferred Assets, assets, business, operations, debts or Liabilities of the Delsener/Slater Group, including, without limitation, Liabilities arising under the Guarantees and Liabilities to be assumed by any member of the Delsener/Slater Group as contemplated herein, whether arising prior to, concurrent with or after the Distribution or (ii) result from a breach by a member of the Delsener/Slater Group of any representation, warranty or covenant contained in this Agreement or any Related Agreement.

         (c) The amount which any party (an "Indemnifying Party") is required to pay to any other party (an "Indemnitee") pursuant to Section 5.3(a) or
Section 5.3(b) shall be reduced (including, without limitation, retroactively) by any insurance proceeds and other amounts actually recovered by such Indemnitee in reduction of the related Indemnifiable Loss. Amounts required to be paid are hereafter sometimes collectively called "Indemnity Payments" and are individually called an "Indemnity Payment." If an Indemnitee shall have received an Indemnity Payment in respect of an Indemnifiable Loss and shall subsequently actually receive insurance proceeds or other amounts in respect of such Indemnifiable Loss, then such Indemnitee shall pay to such Indemnifying Party a sum equal to the lesser of the amount of such insurance proceeds or other amounts actually received or the net amount of Indemnity Payments actually received previously. The Indemnitee agrees that the Indemnifying Party shall be subrogated to such Indemnitee under any insurance policy and that the Indemnitee shall not waive any right of subrogation.

         SECTION 5.4 Procedure for Indemnification.

         (a) If an Indemnitee shall receive notice of the assertion by a person who is not a party to this Agreement of any claim or of the commencement by any such person of any Action (a "Third Party Claim") with respect to which an Indemnifying Party is or may be obligated to make an Indemnity Payment, such Indemnitee shall give such Indemnifying Party prompt notice thereof after becoming aware of such Third Party Claim, specifying in reasonable detail the nature of such Third Party Claim and the amount or estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim); provided, however, that the failure of any Indemnitee to give notice as provided in this Section 5.4 shall not relieve the related Indemnifying Party of its obligations under this Article 5, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.

         (b) An Indemnifying Party may elect to defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (which counsel shall be reasonably satisfactory to the Indemnitee), any Third Party Claim. If an Indemnifying Party elects to defend a Third Party Claim, it shall, within 10 days of notice of such Third Party Claim (or sooner, if the nature of such Third Party Claim so requires), notify the related Indemnitee of its intent to do so, and such Indemnitee shall cooperate in the defense of such Third Party Claim. Such Indemnifying Party shall pay such Indemnitee's actual out-of-pocket expenses (other than officers' or employees' salaries) reasonably incurred in connection with such cooperation. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnifying Party shall not be liable to such Indemnitee under this Article 5 for any legal or other expenses subsequently incurred by such Indemnitee in connection with the defense thereof; provided, however, that such Indemnitee shall have the right to employ separate counsel to represent such Indemnitee if, in such Indemnitee's reasonable judgment, a conflict of interest between such Indemnitee and such Indemnifying Party exists in respect of such claim, and in that event the reasonable fees and expenses of such separate counsel shall be paid by such Indemnifying Party. Except as so provided, if an Indemnitee desires to participate in the defense of a Third Party Claim, it may do so but it shall not control the defense and such participation shall be at its sole cost and expense. If an Indemnifying Party elects not to defend against a Third Party Claim, or fails to notify an Indemnitee of its election as provided in this Section 5.4, such Indemnitee may defend, compromise and settle such Third Party Claim; provided, however, that no such Indemnitee may compromise or settle any such Third Party Claim without prior written notice to such Indemnifying Party and except by payment of monetary damages or other money payments. No Indemnifying Party shall consent to entry of any judgment or enter into any compromise or settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all Liability in respect to such Third Party claim.

         (c) If an Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to such Indemnifying Party any personnel or any books, records or other documents within its control that are necessary or appropriate for such defense (the cost of copying thereof to be paid by the Indemnifying Party).

         (d) Notwithstanding the foregoing provisions of this Section 5.4, there may be Third Party Claims which reasonably could result in both SFX and Entertainment being liable to the other under indemnification provisions of this Agreement. In any such events, the parties shall endeavor, acting reasonably and in good faith, to agree upon a manner of conducting the defense of or settlement of the Third Party Claim with a view to minimizing the legal expenses and associated costs that might otherwise be incurred by the parties, including to the use of the same legal counsel for the defense of such claim.

         (e) Except to the extent expressly provided otherwise in this Section 5.4, the indemnification provided for by this Section 5.4 shall not inure to the benefit of any third party or parties and shall not relieve any insurer who would otherwise be obligated to pay any claim of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, provided any subrogation rights with respect thereto.

         (f) Any claim on account of an Indemnifiable Loss which does not result from a Third Party Claim shall be asserted by written notice given by the related Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of 60 days within which to respond thereto. If such Indemnifying Party does not respond within such 60-day period, such Indemnifying Party shall be deemed to have accepted responsibility to make payment and shall have no further right to contest the validity of such claim. If such Indemnifying Party does respond within such 60-day period and rejects such claim in whole or in part, such Indemnitee shall be free to pursue the remedies provided in Article 11 hereof.

                                   ARTICLE 6

                               RELATED AGREEMENTS

         SECTION 6.1 Tax Sharing Agreement. Except as contemplated in this
Section 6.1 hereof, any tax sharing agreement between any of the Delsener/Slater Group and any of SFX and its Subsidiaries shall be terminated as of the Distribution Date and will have no further effect for any taxable year (whether the current year, a future year, or a past year). On or prior to the Distribution Date, SFX and the Delsener/Slater Group shall enter into a Tax Sharing Agreement in the form attached hereto as Exhibit A (the "Tax Sharing Agreement").

         SECTION 6.2 Employee Benefits Agreement. On or prior to the Distribution Date, SFX and the Delsener/Slater Group shall enter into an Employee Benefits and Compensation Allocation Agreement in the form attached hereto as Exhibit B (the "Employee Benefits Agreement").

                                   ARTICLE 7

                           CERTAIN ADDITIONAL MATTERS

         SECTION 7.1 Conveyancing and Assumption Instruments. In connection with the transfer, conveyance, assignment and delivery of the Transferred Assets and the assumption of Liabilities contemplated by this Agreement, SFX and Entertainment agree to execute or cause to be executed by the appropriate parties and to deliver to each other, as appropriate, the Conveyancing and Assumption Instruments.

         SECTION 7.2 No Representations or Warranties. Entertainment understands and agrees that SFX is not, in this Agreement or in any other agreement or document contemplated by this Agreement, nor shall SFX be deemed or implied to be, representing or warranting in any way as to the value or freedom from encumbrance of, or any other matter concerning, any Transferred Assets or the Transferred Businesses or as to the legal sufficiency to convey title to any Transferred Assets of the execution, delivery and filing of the Conveyancing and Assumption Instruments, IT BEING AGREED AND UNDERSTOOD THAT ALL SUCH ASSETS ARE BEING TRANSFERRED "AS IS, WHERE IS" and that Entertainment shall bear the economic and legal risk that any conveyances of such assets shall prove to be insufficient or that Entertainment's title to any such assets shall be other than good and marketable and free from encumbrances.

         SECTION 7.3 Further Assurances; Subsequent Transfers.

         (a) Each of SFX and Entertainment will execute and deliver such further instruments of conveyance, transfer and assignment and will take such other actions as each of them may reasonably request of the other in order to effectuate the purposes of this Agreement and to carry out the terms hereof. Without limiting the generality of the foregoing, at any time and from time to time after the Distribution Date, at the request of Entertainment, SFX will execute and deliver to Entertainment such other instruments of transfer, conveyance, assignment and confirmation and take such action as Entertainment may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to Entertainment and to confirm Entertainment's title to all of the Transferred Assets, to put Entertainment in actual possession and operating control thereof and to permit Entertainment to exercise all rights with respect thereto (including, without limitation, rights under contracts and other arrangements as to which the consent of any third party to the transfer thereof shall not have previously been obtained). SFX will take such actions as Entertainment may reasonably request in order to prepare and implement appropriate plans, agreements and arrangements for the Employees, and Entertainment will execute and deliver to SFX all instruments, undertakings or other documents and take such other action as SFX may reasonably request in order to have Entertainment properly assume and discharge the Assumed Liabilities and relieve SFX of any Liability or obligations with respect thereto and evidence the same to third parties. Notwithstanding the foregoing, SFX and Entertainment shall not be obligated, in connection with the foregoing, to expend monies other than reasonable out-of-pocket expenses and attorneys' fees (which expenses and fees shall be reimbursed by the requesting party).

         (b) SFX and Entertainment will use their commercially reasonable efforts to obtain any consent required to assign all agreements, leases, permits, licenses and other rights of any nature whatsoever relating to the Transferred Assets to Entertainment; provided, however, that SFX shall not be obligated to pay any consideration therefor (except as provided in Section 2.2 and except for filing fees and other administrative charges) to the third party from whom such consents, approvals and amendments are requested. In the event, and to the extent, that SFX is unable to obtain any such required consent, SFX shall continue to be bound thereby and, unless not permitted by law or the terms thereof, Entertainment shall pay, perform and discharge fully all the obligations of SFX thereunder from and after the Distribution Date and indemnify SFX for all Indemnifiable Losses arising out of such performance by Entertainment in accordance with Article 5. SFX shall, without further consideration therefor, pay, assign and remit to Entertainment promptly all monies, rights and other considerations received in respect of such performance. SFX shall exercise or exploit its rights and options under all such agreements, leases, licenses and other rights and commitments referred to in this Section 7.3(b) only as reasonably directed by Entertainment and at Entertainment's expense. If and when any such consent shall be obtained or such agreement, lease, license or other right shall otherwise become assignable or able to be novated, SFX shall promptly assign and novate all its rights and obligations thereunder to Entertainment without payment of further consideration, and Entertainment shall, without the payment of any further consideration therefore, assume such rights and obligations.

         SECTION 7.4 Sales and Transfer Taxes. Entertainment and SFX agree to cooperate to determine the amount of sales, transfer or other taxes or fees (including, without limitation, all real estate, patent, copyright and trademark transfer taxes and recording fees) payable in connection with the transactions contemplated by this Agreement (the "Transaction Taxes"). SFX agrees to file promptly and timely the returns for such Transaction Taxes with the appropriate taxing authorities and remit payment of the Transaction Taxes, and Entertainment will join in the execution of any such tax returns or other documentation.

         SECTION 7.5 Change of Name. Within 10 business days after the consummation of the Merger, SFX and each of its Subsidiaries, if necessary, shall file certificates of amendment with the appropriate Secretary of State, amending such company's certificate of incorporation to change the name of such Company to any name which does not include the letters "SFX." At the closing of the Merger, SFX will assign to Entertainment or its designee all right, title and interest, including all the good will related thereto, in and to the name "SFX," together with all causes of action and the right to recover for past infringements of the name "SFX." As soon as commercially practicable, but in no event later than six months from the consummation of the Merger, SFX shall cease all use of the name "SFX" or other trademarks, trade names or their identifiers owned by, licensed to, or transferred pursuant to this Agreement to, Entertainment in all modes.

                                   ARTICLE 8

                       ACCESS TO INFORMATION AND SERVICES

         SECTION 8.1 Provision of Corporate Records. As soon as practicable after the Distribution Date, SFX shall deliver to Entertainment all Books and Records in its possession. Such Books and Records shall be the property of Entertainment from and after the Distribution Date, but shall be retained and made available to SFX for review and duplication until the earlier of notice from SFX that such records are no longer needed by SFX or the 20th anniversary of the Distribution Date. Notwithstanding the foregoing, in lieu of retaining any specific Books and Records, Entertainment may offer in writing to deliver such Books and Records to SFX and, if such offer is not accepted within 90 days, the offered Books and Records may be destroyed or otherwise disposed of at any time. If SFX shall request in writing prior to the scheduled date for such destruction or disposal that any of the Books and Records proposed to be destroyed or disposed of be delivered to SFX, Entertainment shall promptly arrange for delivery of such of the Books and Records as was requested (at the cost and expense of SFX).

         SECTION 8.2 Access to Information. From and after the Distribution Date, SFX and Entertainment shall afford to each other, and to each other's authorized accountants, counsel and other designated representatives, reasonable access and duplicating rights (with copying costs to be borne by the requesting party) during normal business hours to all Books and Records and other data and information (collectively, "Information") within each other's possession relating to the Transferred Assets, the Transferred Businesses and the Employees, insofar as such access is reasonably required by SFX or Entertainment, as the case may be (and shall use reasonable efforts to cause persons or firms possessing relevant Information to give similar access). Information may be requested under this Article 8 for, without limitation, audit, accounting, claims, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations.

         SECTION 8.3 Retention of Records. Except as otherwise required for a longer period by law or agreed to in writing, SFX and Entertainment shall retain, for a period of at least 20 years following the Distribution Date, all material Information relating to the Transferred Businesses. Notwithstanding the foregoing, in lieu of retaining any specific Information, SFX or Entertainment may offer in writing to deliver such Information to the other and, if such offer is not accepted within 90 days, the offered Information may be destroyed or otherwise disposed of at any time. If a recipient of such offer shall request in writing prior to the scheduled date for such destruction or disposal that any of the Information proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for delivery of such of the Information as was requested (at the cost and expense of the requesting party).

         SECTION 8.4 Confidentiality. Each of SFX and Entertainment shall hold, and shall cause its officers, employees, agents, consultants and advisors to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its legal counsel, by other requirements of law (including, without limitation, any requirements imposed under state and federal securities laws and stock exchange rules), all non-public Information concerning the other party furnished it by such other party or its representatives pursuant to this Agreement (except to the extent that such Information can be shown to have been (i) available to such party on a non-confidential basis prior to this disclosure by the other party, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired from other sources by the party to which it was furnished), and each party shall not release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who shall be bound by the provisions of this Section
8.4. Each party shall be deemed to have satisfied its obligation to hold confidential Information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar Information. SFX and Entertainment agree with each other that each will maintain, preserve and assert, unless waived in writing by the other, all attorney-client and work product privileges applicable to documents and other Information that relate, directly or indirectly, to the Transferred Businesses for any period prior to the Distribution Date.

         SECTION 8.5 Privileged Matters. Anything herein or in the Merger Agreement notwithstanding, the transactions contemplated hereby and by the Merger Agreement shall not be deemed to transfer to or vest in SFX any right to waive, nor shall they be deemed to waive, any attorney-client privilege between SFX and its legal counsel with respect to legal advice concerning the business or operations of Entertainment, including, without limitation, the transactions contemplated by the Merger Agreement, this Agreement and the Related Agreements, in any case, concerning privileged communications (or work product related thereto) at any time prior to the Closing Date. SFX shall assign to Entertainment SFX's rights (if any) to any attorney-client privilege with respect to legal advice concerning the business or operations of Entertainment including, without limitation, the transactions contemplated by the Merger Agreement, this Agreement and the Related Agreements, concerning privileged communications (or work product related thereto) at any time prior to the Closing Date. Except as otherwise determined by a court of competent jurisdiction, SFX and its successors and assigns shall not be entitled to waive or have access to, nor shall they attempt to waive or seek access to, any privileged communications (or work product related thereto) between Entertainment and its legal counsel with respect to legal advice concerning the business or operations of Entertainment.

                                   ARTICLE 9

                                   INSURANCE

         SECTION 9.1 General. SFX shall keep in effect all policies under its Insurance Program in effect as of the date hereof insuring the Transferred Assets and operations of the Transferred Businesses until the earlier of (i) the Effective Time and (ii) 12:00 midnight on the Distribution Date, unless Entertainment shall have earlier obtained appropriate coverage and notified SFX in writing to that effect. Insofar as any claims made or accrued under policies under the Insurance Program prior to the Distribution Date relate to Entertainment or the Transferred Businesses, SFX shall use its reasonable efforts to assure that Entertainment can continue to make and/or pursue such claims under the policies, or that SFX can continue to make and/or pursue such claims on behalf of Entertainment, notwithstanding assignment or transfer of the policies (provided that Entertainment shall reimburse SFX for any reasonable out-of-pocket expenses incurred by SFX in connection therewith). From and after the Distribution Date, Entertainment shall be responsible for obtaining and maintaining insurance coverage for its own account. SFX shall, if so requested by Entertainment, use reasonable efforts to assist Entertainment in obtaining such initial insurance coverage from and after the Distribution Date in such amounts as are agreed upon by SFX and Entertainment. Following the Distribution Date, each of SFX and Entertainment shall cooperate with and assist the other party in the prevention of conflicts or gaps in insurance coverage and/or collection proceeds.

         SECTION 9.2 Certain Insured Claims. SFX shall use its reasonable efforts to assert and pursue, for the benefit of Entertainment, claims against the Insurance Program for any losses resulting, directly or indirectly, from claims made or deemed made under the applicable Insurance Program which relate to the Transferred Businesses and which arise from or relate to events or occurrences prior to the Distribution Date. Entertainment shall pay all costs incurred by SFX after the Distribution Date in defending or pursuing any such claims under an insurance policy relating to the Transferred Businesses, including the salaries of employees based on the portion of time spent on such claims. Entertainment shall make available to SFX such of its employees as SFX may reasonably request as witnesses or deponents in connection with SFX's defense or pursuit of any such claims, at Entertainment's sole cost and expense.

                                   ARTICLE 10

                                   CONDITIONS


         SECTION 10.1 Conditions. The obligations of SFX and Entertainment to consummate the Distribution shall be subject to the fulfillment or waiver of each of the following conditions:

         (a) the Board of Directors of SFX shall be satisfied that SFX's surplus would be sufficient to permit under Delaware law the Distribution and shall have formally approved the Distribution;

         (b) the Registration Statement shall have been declared effective by the SEC, and no stop order shall have been issued or be pending with respect thereto;

         (c) the Entertainment Class A Common Stock shall have been accepted for listing or trading, subject to official notice of issuance, on a national exchange or the Nasdaq Stock Market;

         (d) all necessary third party consents to the Distribution shall have been obtained;

         (e) the necessary stockholder approvals shall have been obtained to consummate the Distribution as presently contemplated;

         (f) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution shall be in effect;

         (g) SFX and Entertainment shall have entered into the Related Agreements; and

         (h) each of the covenants and provisions in this Agreement required to be performed or complied with prior to the Distribution shall have been performed or complied with.

         Any determination by the Board of Directors of SFX on behalf of either party hereto prior to the Distribution Date concerning the satisfaction or waiver of any or all of the conditions set forth in this Section shall be conclusive.

                                   ARTICLE 11

                                   MEDIATION

         SECTION 11.1 Mediation and Binding Arbitration. If a dispute arises between SFX and Entertainment as to the interpretation or the implementation of this Agreement, the Related Agreements or any other agreement entered into pursuant hereto (other than a dispute with respect to Working Capital, which shall be resolved in accordance with the provisions of Section 2.2. hereof), including, without limitation, any matter involving an Indemnifiable Loss, SFX and Entertainment agree to use the following procedures, in lieu of either party pursuing other available remedies and as the sole remedy, to resolve the dispute.

         SECTION 11.2 Initiation. A party seeking to initiate the procedures shall give written notice to the other party, describing briefly the nature of the dispute. A meeting shall be held between the parties within 10 days of the receipt of such notice, attended by individuals with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute.

         SECTION 11.3 Submission to Mediation. If, within 30 days after such meeting, the parties have not succeeded in negotiating a resolution of the dispute, they agree to submit the dispute to mediation in accordance with the Commercial Mediation Rules of the American Arbitration Association and to bear equally the costs of the mediation.

         SECTION 11.4 Selection of Mediator. The parties will jointly appoint a mutually acceptable mediator, seeking assistance in such regard from the American Arbitration Association or another mutually agreed-upon organization if they have been unable to agree upon such appointment within 20 days from the conclusion of the negotiation period.

         SECTION 11.5 Mediation; Submission to Arbitration. The parties agree to participate in good faith in the mediation and negotiations related thereto for a period of 30 days following the initial mediation session. If the parties are not successful in resolving the dispute through the mediation by the end of such 30-day period, then the parties agree to submit the matter to binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, by a sole arbitrator selected in accordance with the provisions of Section 11.6 hereof. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. ss. 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.

         SECTION 11.6 Selection of Arbitrator. The parties shall have 10 days from the end of the mediation period to agree upon a mutually acceptable neutral person not affiliated with either of the parties to act as arbitrator. If no arbitrator has been selected within such time, an arbitrator shall be selected for the parties by the American Arbitration Association.

         SECTION 11.7 Cost of Arbitration. The costs of arbitration shall be apportioned between SFX and Entertainment as determined by the arbitrator in such manner as the arbitrator deems reasonable, taking into account the circumstances of the case, the conduct of the parties during the proceeding and the result of the arbitration.

                                   ARTICLE 12

                                 MISCELLANEOUS

         SECTION 12.1 Complete Agreement. Subject to Section 3.3 hereof, this Agreement, including the Annexes and Exhibits and the agreements and other documents referred to herein, shall constitute the entire agreement between SFX and Entertainment with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

         SECTION 12.2 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts law) as to all matters, including, without limitation, matters of validity, construction, effect, performance and remedies.

         SECTION 12.3 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is given, on the day of transmission if sent via facsimile transmission to the facsimile number given below, provided telephonic confirmation of receipt is obtained promptly after completion of transmission, on the business day after delivery to an overnight courier service or the Express mail service maintained by the United States Postal Service, provided receipt of delivery has been confirmed, or on the fifth day after mailing provided receipt of delivery is confirmed, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, properly addressed and return-receipt requested, to the party as follows:

    IF TO SFX:

         PRIOR TO THE EFFECTIVE TIME:  SFX Broadcasting, Inc.
                                       650 Madison Avenue, 16th Floor
                                       New York, New York 10022
                                       Telecopy No.: (212) 753-3188
                                       Attention: Howard J. Tytel

         WITH A COPY TO:               Hicks, Muse, Tate & Furst Incorporated
                                       200 Crescent Court, Suite 1600
                                       Dallas, Texas 75201
                                       Telecopy No.:  (214) 740-7313
                                       Attention:  Lawrence D. Stuart, Jr.

         AFTER THE EFFECTIVE TIME:     Hicks, Muse, Tate & Furst Incorporated
                                       200 Crescent Court, Suite 1600
                                       Dallas, Texas 75201
                                       Telecopy No.:  (214) 740-7313
                                       Attention:  Lawrence D. Stuart, Jr.

    IF TO ENTERTAINMENT:               SFX Entertainment, Inc.
                                       650 Madison Avenue, 16th Floor
                                       New York, New York 10022
                                       Telecopy No.: (212) 753-3188
                                       Attention: Howard J. Tytel

         WITH A COPY TO:               Baker & McKenzie
                                       Two Allen Center
                                       1200 Smith Street, Suite 1200
                                       Houston, Texas 77002
                                       Telecopy No.: (713) 427-5099
                                       Attention:  Amar Budarapu


Any party may change its address by giving the other party written notice of its new address in the manner set forth above.

         SECTION 12.4 Amendment and Modification. Except as provided in Section 12.5, this Agreement may be amended, modified, supplemented, waived or otherwise modified or terminated only by written agreement of SFX and Entertainment and with the consent of Parent, which consent shall not be unreasonably withheld.

         SECTION 12.5 Termination. This Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution Date by and in the sole discretion of SFX without the approval of Entertainment or Parent. In the event of such termination, no party shall have any Liability of any kind to any other party.

         SECTION 12.6 Successor and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party without the prior written consent of the other party.

         SECTION 12.7 No Third Party Beneficiaries. Except for the indemnification rights under this Agreement of any Indemnitee in their capacity as such, and except for the mutual releases provided for in this Agreement, this Agreement, the Exhibits hereto and the Related Agreements are solely for the benefit of the parties hereto and are not intended to confer upon any other person except the parties hereto any rights or remedies hereunder.

         SECTION 12.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         SECTION 12.9 Interpretation. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

         SECTION 12.10 Annexes, Etc. The Annexes, Schedules and Exhibits shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

         SECTION 12.11 Legal Enforceability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Upon any such determination that a provision of this Agreement is prohibited or unenforceable in whole or in part, the court or arbitral panel making such determination shall have the power to modify such invalidated provision so as to effect the original intent of the parties as closely as possible.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the day and year first above written.


                                            SFX BROADCASTING, INC.

                                            By: /s/ Thomas P. Benson
                                               -----------------------------
                                            Name:  Thomas P. Benson
                                            Title: Chief Financial Officer


                                            SFX ENTERTAINMENT, INC.

                                            By: /s/ Thomas P. Benson
                                               -----------------------------
                                            Name:  Thomas P. Benson
                                            Title: Chief Financial Officer


                                            SBI HOLDING CORPORATION, with
                                              respect to Section 12.4 only.

                                            By: /s/ William Banowsky, Jr.
                                               -----------------------------
                                            Name:  William Banowsky, Jr.
                                            Title: Vice President

                                                                        ANNEX I
                              ASSUMED LIABILITIES

         (a) Lease Agreement dated May 1, 1986, as amended, between ARDE Realty Corp., N.V. and Sillerman-Magee Communications Management Corporation, assumed by SFX, and that certain Lease Agreement dated May 27, 1997, between HIRO Real Estate Co. and SFX (the "Leases");

         (b) Debt and Liabilities incurred by SFX Concerts, Inc. or Entertainment or their respective Subsidiaries after the date of execution of the Merger Agreement in connection with acquisitions and capital expenditures approved by their respective Boards of Directors and such other debt and Liabilities as Entertainment deems appropriate;

         (c) Liabilities under (i) the Purchase Agreement dated as of March 6, 1998 between SFX Delaware, Inc. and Bombardier Business Jet Solutions Inc. and
(ii) the Purchase Agreement dated as of February 10, 1997 between SFX Delaware, Inc. and Bombardier Business Jet Solutions Inc. (collectively, the "Airplane Agreements");

         (d) Liabilities under the the Amended and Restated Financial Consulting Agreement, dated as of February 1, 1996 by and between Sillerman Communications Management Corporation and Triathlon Broadcasting Company;

         (e) Liabilities under the following, subject to Section 4.3 of this
Agreement:

              (i) Employment Agreement with Ron Delsener dated January 2, 1997;

              (ii) Employment Agreement with Mitch Slater dated January 2,
              1997;

              (iii) Employment Agreement with David Lucas dated June 1997;

              (iv) Employment Agreement with Steve Lybesma dated June 1997 and all other concert division employees; and

              (v) the employment agreements of all employees located on 650 Madison Avenue, New York, New York, 10022;

         (f) All Liabilities and obligations of SFX and its Subsidiaries arising under the Asset Purchase and Sale Agreement, dated as of June 23, 1997, by and among Sunshine Design, L.P., SFX Broadcasting, Inc., Tourdesign, Inc.,
P. David Lucas and Steven P. Sybesma;

         (g) All Liabilities and obligations arising under the Termination and Assignment Agreement, dated as of April 15, 1996, by and between Sillerman Communications Management Corporation and SFX Broadcasting, Inc.;

         (h) All liabilities and obligations under SFX Entertainment's Senior Subordinated Notes due 2008; and

         (i) Obligations which accrue after the Distribution Date for all the items above.

                                                                       ANNEX II
                               TRANSFERRED ASSETS


         Subject to Section 4.3 of this Agreement, the following are the Transferred Assets:

              (a) the rights under the Airplane Agreements;

              (b) the rights under the Amended and Restated Financial Consulting Agreement, dated as of February 1, 1996 by and between Sillerman Communications Management Corporation and Triathlon Broadcasting Company;

              (c) the Leases, including the cash collateral on the leases, and all assets located in the New York offices;

              (d) the note receivable resulting from the sale of SFX's radio stations in Myrtle Beach;

              (e) Employment Agreement with Ron Delsener dated January 2, 1997;

              (f) Employment Agreement with Mitch Slater dated January 2, 1997;

              (g) Employment Agreement with David Lucas dated June 1997;

              (h) Employment Agreement with Steve Lybesma dated June 1997 and all other concert division employees;

              (i) the employment agreements of all employees located on 650 Madison Avenue, New York, New York, 10022;

              (j) all accounts receivable relating to the Entertainment Business of SFX;

              (k) all assets used primarily in the Transferred Businesses including, without limitation, permits, licences, intellectual property and other rights;

              (l) all of the capital stock of SFX Concerts, Inc. and its subsidiaries; and

              (m) rights which accrue after the Distribution Date for all of the items listed above.

                                      II-1